Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

THIRD QUARTER 2021 FINANCIAL RESULTS

Englewood, Colorado, November 4, 2021- Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported third quarter 2021 results. Headlines include(1):

●	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong third quarter 2021 financial results
◾	Third quarter revenue of $2.20 billion; increase of 9% from prior year period
◾	Third quarter net income of $343 million; diluted EPS of $0.08
◾	Record quarterly adjusted EBITDA(2) of $719 million, up 9% from prior year period
◾	SiriusXM self-pay net subscriber additions of 616,000 in third quarter and 1.1 million year-to-date
◾	SiriusXM increased 2021 subscriber and financial guidance on October 28th
◾	SiriusXM recently increased quarterly cash dividend by 50%
o	Effected tax-free exchange of 5.3 million LSXMA shares for 43.7 million SIRI shares on November 3rd, taking Liberty Media’s ownership in SiriusXM to approximately 80.2%
◾	All future distributions to Liberty SiriusXM Group from SiriusXM will be tax-free
o	Announced 2.25% Live Nation exchangeable debentures will be redeemed in full on December 1st put / call date; any exchanges expected to be settled in January 2022
o	From August 1st through October 31st, Liberty repurchased 2.0 million LSXMA/K shares at an average price per share of $48.19 for total cash consideration of $98 million
●	Attributed to Formula One Group
o	F1 announced record 23-race calendar for 2022 season running March 20th to November 20th

o	Qatar will join 2021 calendar for November 19th weekend and signed additional 10-year deal to host race beginning 2023
o	US Grand Prix was largest race in F1 history, with total attendance of 400,000 over three-day weekend
o	Secured multiple broadcast deals with partners in Asia until end of 2022 following closure of Fox Sports channels in region, and extended agreement with Canal+ in France until 2024
o	Formula 1 leverage of 5.6x near target range of 5.0x – 5.5x
o	From August 1st through October 31st, Liberty repurchased 1.0 million FWONA shares at an average price per share of $45.02 for total cash consideration of $47 million
●	Attributed to Braves Group
o	Braves claimed first World Series title since 1995 and 4th title in franchise history
o	Braves are second in MLB in regular season attendance at 2.3 million

“Across the board, our companies had an outstanding third quarter. The Atlanta Braves convincingly claimed their first World Series title since 1995. Congratulations to the team, Braves management and all of Braves Country! SiriusXM posted record self-pay subscriber growth and increased guidance across all metrics.  Our ownership in SiriusXM now exceeds 80%, and all future distributions from SiriusXM will be tax-free. Formula 1 set a record with US Grand Prix attendance over 400,000 for the weekend and is enjoying a suspenseful championship.” said Greg Maffei, Liberty Media President and CEO.  “It’s amazing how much progress has been made over the past year given the challenging environment, and I am truly grateful for the hard work and dedication of all these team members to produce such impressive results.”

Corporate Updates

Liberty Media entered into an exchange agreement with certain shareholders of SiriusXM common stock to acquire an aggregate of 43,658,800 shares of SiriusXM common stock in exchange (the “Exchange”) for the issuance by Liberty to the holders of an aggregate of 5,347,320 shares of Liberty’s Series A Liberty SiriusXM common stock. The exchange ratio was market-based with no premium. As of November 3, 2021, Liberty Media beneficially owns 3,205,832,796 shares of SiriusXM common stock, attributed to its Liberty SiriusXM Group tracking stock, which represents an ownership interest in SiriusXM of 80.2% based upon 3,999,493,824 shares of SiriusXM common stock outstanding as of October 26, 2021. Pro forma for the Exchange, the Liberty SiriusXM Group outstanding share count as of October 31, 2021 would have been 336 million.

The Exchange closed on November 3, 2021 and, as a result, Liberty Media and SiriusXM became members of the same consolidated tax group with the tax sharing agreement governing certain matters related to the resulting consolidated and combined tax returns, among other things.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2021 to the same period in 2020.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the third quarter of 2021. In the third quarter, approximately $6 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	3Q20	3Q21	% Change

	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$2,025	$2,198	9%
Total Liberty SiriusXM Group	$2,025	$2,198	9%
Operating Income (Loss)
SiriusXM	461	610	32%
Corporate and other	(10)	(6)	40%
Total Liberty SiriusXM Group	$451	$604	34%
Adjusted OIBDA
SiriusXM	661	720	9%
Corporate and other	(7)	(5)	29%
Total Liberty SiriusXM Group	$654	$715	9%

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission. SiriusXM reported its stand-alone third quarter results on October 28, 2021.  For additional detail on SiriusXM’s financial results for the third quarter, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and Live Nation.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the third quarter of 2021. In the third quarter, the Formula One Group incurred approximately $9 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“Formula 1 is firing on all cylinders and producing results on the track, for our fans and partners and our investors. We already know that the 2021 season will be one for the ages, with a fierce battle up and down the grid and among the constructors. We have seen the results with fans at the track and with engagement across all platforms,” said Stefano Domenicali, Formula 1 President and CEO. “We look forward to the next races in Mexico and Brazil before concluding the season with three races in the Middle East, which will complete a record 22-race calendar in 2021, and we are already focused on setting a new record in 2022 with our 23-race calendar.”

	3Q20	3Q21

	amounts in millions
Formula One Group
Revenue
Formula 1	$597	$668
Total Formula One Group	$597	$668
Operating Income (Loss)
Formula 1	$(104)	$80
Corporate and other	(11)	(12)
Total Formula One Group	$(115)	$68
Adjusted OIBDA
Formula 1	$14	$180
Corporate and other	(6)	(4)
Total Formula One Group	$8	$176

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	3Q20	3Q21	% Change

	amounts in millions
Primary Formula 1 revenue	$558	$612	10%
Other Formula 1 revenue	39	56	44%
Total Formula 1 revenue	$597	$668	12%
Operating expenses (excluding stock-based compensation included below):
Team payments	(441)	(338)	23%
Other cost of Formula 1 revenue	(110)	(111)	(1)%
Cost of Formula 1 revenue	$(551)	$(449)	19%
Selling, general and administrative expenses	(32)	(39)	(22)%
Adjusted OIBDA	$14	$180	1,186%
Stock-based compensation	(3)	(4)	(33)%
Depreciation and Amortization	(115)	(96)	17%
Operating income (loss)	$(104)	$80	NM

Number of races in period	10	7

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees (formerly referred to as broadcasting fees) and (iii) sponsorship fees.

Beginning January 1, 2021, F1 began reclassifying certain components previously reported in Other F1 revenue into Primary F1 revenue to better align with the way it currently evaluates the business. In addition, broadcasting revenue was renamed media rights revenue. The more significant components that were reclassified into Primary F1 revenue include fees for F1 TV subscriptions, fees for licensing commercial rights for Formula 2 and Formula 3 races, fees for the origination and support of program footage, fees for broadcast rights for Formula 2 and Formula 3 races and fees for advertising rights on Formula 1’s digital platforms. Following the reclassification, Other F1 revenue is primarily comprised of freight and hospitality revenue. $34 million of Other F1 revenue was reclassified as Primary F1 revenue for the three months ended September 30, 2020 to conform to the current period presentation. The impact of the revenue reclassification for the years ended December 31, 2019 and 2020 can be found in Schedule 3 of this press release.

There were seven races held in the third quarter of 2021, compared to 10 races held in the third quarter of 2020 due to the compact prior year schedule driven by the COVID-19 pandemic. Fan attendance continues to be assessed by relevant government authorities on a race-by-race basis, although the third quarter of 2021 saw the return of capacity crowds at a number of races for the first time since the start of the pandemic. Most events held during the third quarter of 2021 operated with significantly higher fan attendance compared to the prior year, and the Paddock Club hospitality resumed operations for 6 of the 7 races in the third quarter.

Primary F1 revenue increased in the third quarter, primarily due to growth in race promotion revenue compared to the prior year where limitations on fan attendance led to one-time changes in the contractual terms of races held. Media rights and sponsorship revenue decreased during the third quarter due to the impact of lower proportionate recognition of season-based income (7/22 races took place in the third quarter of 2021 compared to 10/17 in the third quarter of 2020), partially offset by growth in F1 TV subscription revenue and revenue from new sponsors.

Other F1 revenue increased in the third quarter due to hospitality revenue generated from the return of the Paddock Club, which did not operate in the prior year, higher licensing revenue from new contracts and growth in gaming royalties, partially offset by a decrease in Formula 2 and Formula 3 revenue as fewer support races were held in the current period.

Operating income and adjusted OIBDA(2) increased in the third quarter. Cost of F1 revenue decreased compared to the prior year due to one-time fees paid to teams in 2020 upon signing the new Concorde Agreement, as well as the impact of the pro rata recognition of team payments across the race season. Other cost of F1 revenue is largely variable in nature and mostly relates to revenue opportunities. These costs were broadly flat in the third quarter as increased costs associated with operating the Paddock Club were offset by lower pro rata recognition of FIA fees and lower technical, travel, freight and logistics costs driven by less races in the current period, as well as reduced Formula 2 and Formula 3 costs as there were fewer support races in the current period. Selling, general and administrative expense increased in the third quarter due to increased marketing expense and professional fees.

The Liberty SiriusXM Group holds an approximate 2.2% intergroup interest (5.3 million notional shares) in the Formula One Group as of October 31, 2021. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying this intergroup interest, the Formula One Group outstanding share count as of October 31, 2021 would have been 236 million.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1, its interest in Liberty Media Acquisition Corporation, other minority investments and an inter-group interest in the Braves Group.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the third quarter of 2021. In the third quarter, approximately $5 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	3Q20	3Q21

	amounts in millions
Braves Group
Revenue
Corporate and other	$110	$234
Operating Income (Loss)
Corporate and other	$(16)	$30
Adjusted OIBDA
Corporate and other	$5	$55

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

	3Q20	3Q21	% Change

	amounts in millions
Baseball revenue	$102	$222	118%
Development revenue	8	12	50%
Total revenue	110	234	113%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(90)	(153)	(70)%
Selling, general and administrative expenses	(14)	(23)	(64)%
Adjusted OIBDA	$6	$58	867%
Stock-based compensation	(2)	(2)	—%
Depreciation and Amortization	(19)	(21)	(11)%
Operating income (loss)	$(15)	$35	NM

Number of home games in period	30	34
Baseball revenue per home game	$3.4	$6.5

There were 34 home games played in the third quarter of 2021 compared to 30 home games played in the comparable prior year period. The 2021 regular season began with fans in attendance at 33% capacity for the first home game beginning April 9th, which increased to 50% capacity beginning April 23rd and further expanded to 100% capacity beginning May 7th. There were no fans in attendance during the 2020 regular season.

Baseball revenue is comprised of (i) ballpark operations (ticket sales, concessions, corporate sales, retail, suites, premium seat fees and postseason), (ii) local broadcast rights and (iii) shared Major League Baseball revenue streams, including national broadcast rights and licensing. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

Baseball revenue increased in the third quarter driven by the home games played in the current year with fan attendance and the recognition of revenue related to all primary sources of revenue. Development revenue increased during the third quarter due to a reduction in deferred payment arrangements as well as increases in rental income from various new lease commencements.

Operating income and adjusted OIBDA increased in the third quarter. Revenue growth more than offset increased operating costs as player salaries and facility and game day expenses returned to more normalized levels in the current year. Selling, general and administrative expense increased primarily due to higher marketing expense and cost reduction initiatives during the 2020 season as a result of the impacts of COVID-19.

The Formula One Group holds an approximate 11.1% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group holds an approximate 3.7% intergroup interest (2.3 million notional shares) in the Braves Group as of October 31, 2021. These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of October 31, 2021 would have been 61 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, our minor league clubs and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From August 1, 2021 through October 31, 2021, Liberty SiriusXM Group repurchased approximately 1.2 million Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $48.14 for total cash consideration of $56 million and repurchased approximately 870 thousand Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $48.26 for total cash consideration of $42 million.

From August 1, 2021 through October 31, 2021, Formula One Group repurchased approximately 1.0 million Series A Liberty Formula One shares (Nasdaq: FWONA) at an average cost per share of $45.02 for total cash consideration of $47 million.

The total remaining repurchase authorization for Liberty Media as of November 1, 2021 is $622 million and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)	Liberty Media's President and CEO, Greg Maffei, will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 10:00 a.m. (E.D.T.) on November 4, 2021. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of Adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended September 30, 2021.

Fair Value of Corporate Public Holdings

(amounts in millions)	6/30/2021	9/30/2021
Liberty SiriusXM Group
Live Nation Investment(a)	$6,100	$6,347
iHeart(b)	188	149
Public Holdings(c)	50	50
Total Liberty SiriusXM Group	$6,338	$6,546
Formula One Group
Public Holdings(c)	175	194
Total Formula One Group	$175	$194
Braves Group	NA	NA
Total Liberty Media	$6,513	$6,740

a)	Represents the fair value of the equity investment in Live Nation. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $0 million and $149 as of June 30, 2021 and September 30, 2021, respectively.
b)	Includes fair value of iHeartMedia, Inc. (“iHeart”) shares, which are included in other long-term assets. Liberty Media sold 1.0 million shares of iHeart during the third quarter, and on October 5, 2021 sold its remaining 6.0 million shares of iHeart.
c)	Represents the carrying value of other public holdings that are accounted for at fair value. Excludes intergroup interests.

Fair Value of Intergroup Assets and Liabilities

The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the unrealized gain (loss) on the intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of Liberty Media’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

	Attributed
	as of September 30, 2021
	Liberty				Formula
	SiriusXM		Braves		One
	Group		Group		Group

(amounts in millions)	Notional Shares	Value	Notional Shares	Value	Notional Shares	Value
Braves Group intergroup interests	2.3	$62	(9.1)	$(241)	6.8	$179
Formula One Group intergroup interest	5.3	$248			(5.3)	$(248)

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2021	9/30/2021
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(a)	$1,542	$529
Formula One Group(b)	2,225	2,195
Braves Group(c)	168	134
Total Consolidated Cash and Cash Equivalents (GAAP)	$3,935	$2,858

Debt:
SiriusXM senior notes(d)	$9,750	$8,750
Pandora convertible senior notes	193	193
1.375% cash convertible notes due 2023(e)	1,000	1,000
2.125% SiriusXM exchangeable senior debentures due 2048(e)	400	400
2.25% Live Nation exchangeable senior debentures due 2048(e)	385	385
2.75% SiriusXM exchangeable senior debentures due 2049(e)	604	604
0.5% Live Nation exchangeable senior debentures due 2050(e)	920	920
SiriusXM margin loan	875	875
Live Nation margin loan	—	—
Other subsidiary debt(f)	—	—
Total Attributed Liberty SiriusXM Group Debt	$14,127	$13,127
Unamortized discount, fair market value adjustment and deferred loan costs	543	627
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$14,670	$13,754

1% cash convertible notes due 2023(e)	450	450
2.25% AT&T exchangeable senior debentures due 2046(e)	25	25
Formula 1 term loan and revolving credit facility	2,902	2,902
Other corporate level debt	71	71
Total Attributed Formula One Group Debt	$3,448	$3,448
Fair market value adjustment and deferred loan costs	164	178
Total Attributed Formula One Group Debt (GAAP)	$3,612	$3,626

Atlanta Braves debt	694	721
Total Attributed Braves Group Debt	$694	$721
Deferred loan costs	(3)	(3)
Total Attributed Braves Group Debt (GAAP)	$691	$718

Total Liberty Media Corporation Debt (GAAP)	$18,973	$18,098

a)	Includes $1.1 billion and $164 million of cash and liquid investments held at SiriusXM as of June 30, 2021 and September 30, 2021, respectively.
b)	Includes $537 million and $585 million of cash and liquid investments held at Formula 1 as of June 30, 2021 and September 30, 2021, respectively.
c)	Excludes restricted cash held in reserves pursuant to the terms of various financial obligations of $63 million and $83 million as of June 30, 2021 and September 30, 2021, respectively.
d)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
e)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
f)	Includes SiriusXM revolving credit facility.

Liberty Media, SiriusXM, Formula 1 and Braves Holdings are in compliance with their debt covenants as of September 30, 2021.

Total cash and liquid investments attributed to Liberty SiriusXM Group decreased $1.0 billion in the third quarter due to net debt repayment at SiriusXM and return of capital at both SiriusXM and Liberty SiriusXM Group, partially offset by cash from operations at SiriusXM. Total debt attributed to Liberty SiriusXM Group decreased $1.0 billion during the quarter due to the net redemption of debt at SiriusXM. During the third quarter, SiriusXM extended the maturity on its revolving credit facility to August 2026.

Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at September 30, 2021 is $164 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have unfettered access to SiriusXM’s cash balances.  Liberty SiriusXM Group received $47 million of dividends from SiriusXM during the third quarter.  On October 25, 2021, SiriusXM’s Board of Directors increased its quarterly cash dividend by 50%, effective as of its next payment date on November 29, 2021.

On October 5, 2021, Liberty Media issued a notice to holders of its 2.25% Live Nation exchangeable debentures due 2048 that it intends to redeem the debentures in full that are not purchased or surrendered prior thereto for exchange at the December 1st put/call date. As of September 30, 2021, there is $385 million principal amount of debentures outstanding with a carrying value of $532 million. Any exchanges are expected to be settled in January 2022.

Total cash and liquid investments attributed to the Formula One Group decreased $30 million during the quarter as share repurchases and investments in equity method affiliates and debt and equity securities more than offset cash from operations at F1. Total debt at Formula One Group was flat in the third quarter.

On October 5, 2021, Liberty Media redeemed in full the outstanding $25 million principal amount of its 2.25% AT&T exchangeable senior debentures due 2046, which was funded with the sale of Liberty Media’s remaining approximately 800 thousand shares of AT&T as well as cash on hand.

Total cash and liquid investments attributed to the Braves Group decreased $34 million during the quarter driven by cash used in operations primarily due to seasonal working capital changes and capital expenditures related to the mixed-use development, partially offset by additional borrowing. Total debt attributed to the Braves Group increased $27 million in the quarter driven by increased borrowing to fund the mixed-use development and drawdowns on the team revolver. The second phase of the Battery Atlanta mixed-use development is currently on-time and on-budget. It is expected to cost approximately $200 million, of which the Braves and affiliated entities have already funded approximately $55 million in equity and $115 million in debt, with approximately $30 million incremental debt funding remaining.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.D.T.) on November 4, 2021.  The call can be accessed by dialing (800) 289-0571 or (720) 543-0206, passcode 3633894 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://ir.libertymedia.com/news-events/events-presentations.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, distributions to Liberty SiriusXM Group from SiriusXM, the redemption or exchange of the 2.25% Live Nation exchangeable debentures due 2048, Formula 1’s future races,  plans regarding stock repurchases, future financial performance,, the Battery Atlanta mixed-use development and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, continued access to capital on terms acceptable to Liberty Media, and changes in law, including consumer protection laws, and their enforcement, and the impact of COVID-19, including on general market conditions and the ability of Formula 1, the Braves and Live Nation to hold live events and fan attendance at such events.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

September 30, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$529	134	2,195	—	2,858
Trade and other receivables, net	652	50	110	—	812
Other current assets	632	127	161	—	920
Total current assets	1,813	311	2,466	—	4,590
Intergroup interests	310	—	179	(489)	—
Investments in affiliates, accounted for using the equity method	874	108	34	—	1,016

Property and equipment, at cost	2,781	997	203	—	3,981
Accumulated depreciation	(1,645)	(220)	(85)	—	(1,950)
	1,136	777	118	—	2,031

Intangible assets not subject to amortization
Goodwill	15,110	180	3,957	—	19,247
FCC licenses	8,600	—	—	—	8,600
Other	1,242	143	—	—	1,385
	24,952	323	3,957	—	29,232
Intangible assets subject to amortization, net	1,310	22	3,601	—	4,933
Other assets	1,102	84	1,480	(49)	2,617
Total assets	$31,497	1,625	11,835	(538)	44,419

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(16)	(37)	53	—	—
Accounts payable and accrued liabilities	1,272	55	191	—	1,518
Current portion of debt	1,900	12	661	—	2,573
Deferred revenue	1,500	73	421	—	1,994
Other current liabilities	69	6	28	—	103
Total current liabilities	4,725	109	1,354	—	6,188
Long-term debt	11,854	706	2,965	—	15,525
Deferred income tax liabilities	2,206	63	—	(49)	2,220
Redeemable intergroup interests	—	241	248	(489)	—
Other liabilities	623	206	188	—	1,017
Total liabilities	19,408	1,325	4,755	(538)	24,950
Redeemable noncontrolling interests in equity of subsidiary	—	—	575	—	575
Equity / Attributed net assets	8,130	300	6,481	—	14,911
Noncontrolling interests in equity of subsidiaries	3,959	—	24	—	3,983
Total liabilities and equity	$31,497	1,625	11,835	(538)	44,419

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended September 30, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,198	—	—	2,198
Formula 1 revenue	—	—	668	668
Other revenue	—	234	—	234
Total revenue	2,198	234	668	3,100
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	671	—	—	671
Programming and content(1)	142	—	—	142
Customer service and billing(1)	128	—	—	128
Other(1)	57	—	—	57
Cost of Formula 1 revenue	—	—	449	449
Subscriber acquisition costs	70	—	—	70
Other operating expenses(1)	67	154	—	221
Selling, general and administrative(1)	402	28	51	481
Impairment, restructuring and acquisition costs, net of recoveries	(95)	—	—	(95)
Depreciation and amortization	152	22	100	274
	1,594	204	600	2,398
Operating income (loss)	604	30	68	702
Other income (expense):
Interest expense	(130)	(6)	(32)	(168)
Share of earnings (losses) of affiliates, net	2	9	(2)	9
Realized and unrealized gains (losses) on financial instruments, net	(42)	—	2	(40)
Gains (losses) on dilution of investment in affiliate	142	—	—	142
Unrealized gains (losses) on intergroup interests	20	12	(32)	—
Other, net	(75)	1	2	(72)
	(83)	16	(62)	(129)
Earnings (loss) from continuing operations before income taxes	521	46	6	573
Income tax (expense) benefit	(108)	(10)	(55)	(173)
Net earnings (loss)	413	36	(49)	400
Less net earnings (loss) attributable to the noncontrolling interests	71	—	3	74
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(2)	(2)
Net earnings (loss) attributable to Liberty stockholders	$342	36	(50)	328

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	2	—	—	2
Other	1	—	—	1
Other operating expenses	9	—	—	9
Selling, general and administrative	34	3	8	45
Stock compensation expense	$54	3	8	65

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended September 30, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,025	—	—	2,025
Formula 1 revenue	—	—	597	597
Other revenue	—	110	—	110
Total revenue	2,025	110	597	2,732
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	602	—	—	602
Programming and content(1)	123	—	—	123
Customer service and billing(1)	119	—	—	119
Other(1)	51	—	—	51
Cost of Formula 1 revenue	—	—	551	551
Subscriber acquisition costs	110	—	—	110
Other operating expenses(1)	64	90	—	154
Selling, general and administrative(1)	363	17	43	423
Depreciation and amortization	142	19	118	279
	1,574	126	712	2,412
Operating income (loss)	451	(16)	(115)	320
Other income (expense):
Interest expense	(116)	(6)	(31)	(153)
Share of earnings (losses) of affiliates, net	(183)	(5)	1	(187)
Realized and unrealized gains (losses) on financial instruments, net	(39)	—	55	16
Unrealized gains (losses) on intergroup interests	25	(10)	(15)	—
Other, net	(36)	(1)	5	(32)
	(349)	(22)	15	(356)
Earnings (loss) from continuing operations before income taxes	102	(38)	(100)	(36)
Income tax (expense) benefit	(22)	7	8	(7)
Net earnings (loss)	80	(31)	(92)	(43)
Less net earnings (loss) attributable to the noncontrolling interests	68	—	3	71
Net earnings (loss) attributable to Liberty stockholders	$12	(31)	(95)	(114)

(1) Includes stock-based compensation expense as follows:
Programming and content	9	—	—	9
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	11	—	—	11
Selling, general and administrative	39	2	5	46
Stock compensation expense	$61	2	5	68

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$883	2	29	914
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	451	56	299	806
Stock-based compensation	158	9	21	188
Non-cash impairment and restructuring costs	24	—	—	24
Changes in fair value of contingent consideration	(17)	—	—	(17)
Share of (earnings) loss of affiliates, net	181	(20)	(27)	134
Unrealized (gains) losses on intergroup interests, net	(52)	15	37	—
Realized and unrealized (gains) losses on financial instruments, net	42	(1)	(107)	(66)
Losses (gains) on dilution of investment in affiliate	(152)	—	—	(152)
Deferred income tax expense (benefit)	66	10	(43)	33
Intergroup tax allocation	5	(2)	(3)	—
Other charges (credits), net	94	7	3	104
Changes in operating assets and liabilities
Current and other assets	54	(52)	(47)	(45)
Payables and other liabilities	(439)	(16)	205	(250)
Net cash provided (used) by operating activities	1,298	8	367	1,673
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(66)	—	(152)	(218)
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Return of investment in equity method affiliates	—	—	38	38
Cash proceeds from sale of investments	27	2	167	196
Cash (paid) received from acquisitions, net of cash acquired	(14)	—	—	(14)
Capital expended for property and equipment, including internal-use software and website development	(244)	(26)	(10)	(280)
Proceeds from insurance recoveries	225	—	—	225
Other investing activities, net	6	8	(1)	13
Net cash provided (used) by investing activities	(66)	(16)	(533)	(615)
Cash flows from financing activities:
Borrowings of debt	6,294	113	—	6,407
Repayments of debt	(5,871)	(67)	(191)	(6,129)
Liberty stock repurchases	(351)	—	(47)	(398)
Subsidiary shares repurchased by subsidiary	(1,174)	—	—	(1,174)
Cash dividends paid by subsidiary	(41)	—	—	(41)
Taxes paid in lieu of shares issued for stock-based compensation	(91)	—	(2)	(93)
Proceeds from initial public offering of subsidiary	—	—	575	575
Settlement of intergroup call spread	(384)	—	384	—
Other financing activities, net	(85)	(6)	(37)	(128)
Net cash provided (used) by financing activities	(1,703)	40	682	(981)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(5)	(5)
Net increase (decrease) in cash, cash equivalents and restricted cash	(471)	32	511	72
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$537	217	2,195	2,949

Cash and cash equivalents	$529	134	2,195	2,858
Restricted cash included in other current assets	—	64	—	64
Restricted cash included in other assets	8	19	—	27
Total cash and cash equivalents and restricted cash at end of period	$537	217	2,195	2,949

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$348	(16)	(635)	(303)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	432	54	326	812
Stock-based compensation	173	(10)	17	180
Non-cash impairment and restructuring costs	24	—	—	24
Share of (earnings) loss of affiliates, net	331	2	109	442
Unrealized (gains) losses on intergroup interests, net	(92)	(78)	170	—
Realized and unrealized (gains) losses on financial instruments, net	228	10	(75)	163
Losses (gains) on dilution of investment in affiliate	(1)	—	—	(1)
Deferred income tax expense (benefit)	33	(15)	(61)	(43)
Intergroup tax allocation	4	(16)	12	—
Other charges (credits), net	50	10	2	62
Changes in operating assets and liabilities
Current and other assets	150	(16)	(282)	(148)
Payables and other liabilities	(301)	19	150	(132)
Net cash provided (used) by operating activities	1,379	(56)	(267)	1,056
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(91)	—	(3)	(94)
Return of investment in equity method affiliates	—	—	105	105
Cash proceeds from sale of investments	—	—	13	13
Cash (paid) received for acquisitions, net of cash acquired	(28)	—	—	(28)
Capital expended for property and equipment, including internal-use software and website development	(230)	(69)	(17)	(316)
Other investing activities, net	10	4	(3)	11
Net cash provided (used) by investing activities	(339)	(65)	95	(309)
Cash flows from financing activities:
Borrowings of debt	2,300	216	522	3,038
Repayments of debt	(1,922)	(62)	(611)	(2,595)
Intergroup Loan (repayment) borrowing	(750)	—	750	—
Liberty stock repurchases	(135)	—	(69)	(204)
Subsidiary shares repurchased by subsidiary	(870)	—	—	(870)
Reattribution between Liberty SiriusXM Group and Liberty Formula One Group	(608)	—	608	—
Proceeds from Liberty SiriusXM common stock rights offering	754	—	—	754
Cash dividends paid by subsidiary	(49)	—	—	(49)
Taxes paid in lieu of shares issued for stock-based compensation	(84)	—	(2)	(86)
Other financing activities, net	(35)	(5)	(26)	(66)
Net cash provided (used) by financing activities	(1,399)	149	1,172	(78)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(1)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(359)	28	999	668
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$148	240	1,586	1,974

Cash and cash equivalents	$137	213	1,586	1,936
Restricted cash included in other current assets	—	10	—	10
Restricted cash included in other assets	11	17	—	28
Total cash and cash equivalents and restricted cash at end of period	$148	240	1,586	1,974

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended September 30, 2020 and September 30, 2021, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q20	3Q21
Liberty SiriusXM Group
Operating Income	$451	$604
Depreciation and amortization	142	152
Stock compensation expense	61	54
Impairment, restructuring and acquisition costs, net of recoveries (a)	—	(95)
Adjusted OIBDA	$654	$715

Formula One Group
Operating Income (Loss)	$(115)	$68
Depreciation and amortization	118	100
Stock compensation expense	5	8
Adjusted OIBDA	$8	$176

Braves Group
Operating Income (Loss)	$(16)	$30
Depreciation and amortization	19	22
Stock compensation expense	2	3
Adjusted OIBDA	$5	$55

Liberty Media Corporation (Consolidated)
Operating Income	$320	$702
Depreciation and amortization	279	274
Stock compensation expense	68	65
Impairment, restructuring and acquisition costs, net of recoveries (a)	—	(95)
Adjusted OIBDA	$667	$946

(a)	During the three months ended September 30, 2021, SiriusXM recorded insurance recoveries related to the SXM-7 satellite of $80 million as well as the reversal of a $17 million liability related to the Stitcher acquisition.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) share-based payment expense, (iii) impairment, restructuring and acquisition costs, (iv) legal settlements/reserves and (v) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of the legal settlements and reserves, impairment, restructuring and acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of its normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	September 30,
	2020	2021
($ in millions)
Net income:	$272	$343
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs(a)	—	(95)
Share-based payment expense	58	51
Depreciation and amortization	125	135
Interest expense	96	111
Loss on extinguishment of debt	40	83
Other expense (income)	(2)	1
Income tax expense	72	90
Purchase price accounting adjustments:
Revenues	2	—
Operating expenses	(2)	—
Adjusted EBITDA	$661	$719

(a)	During the three months ended September 30, 2021, SiriusXM recorded insurance recoveries related to the SXM-7 satellite of $80 million as well as the reversal of a $17 million liability related to the Stitcher acquisition.

SCHEDULE 3

Beginning January 1, 2021, F1 began reclassifying certain components previously reported in Other F1 revenue into Primary F1 revenue to better align with the way it currently evaluates the business. In addition, broadcasting revenue was renamed media rights revenue. The more significant components that were reclassified into Primary F1 revenue include fees for F1 TV subscriptions, fees for licensing commercial rights for Formula 2 and Formula 3 races, fees for the origination and support of program footage, fees for broadcast rights for Formula 2 and Formula 3 races and fees for advertising rights on Formula 1’s digital platforms.

For comparative purposes, the following table provides additional detail on Primary Formula 1 revenue calculated in accordance with the revenue reclassification for the years ended December 31, 2019 and December 31, 2020.

	2019		2020

	amounts in millions
	Previous Reporting	Reclassified	Previous Reporting	Reclassified
Race promotion revenue	$608	$644	$132	$149
Media rights (formerly broadcasting fees)	759	795	636	671
Sponsorship fees	297	311	196	209
Primary Formula 1 revenue	$1,664	$1,750	$964	$1,029
Other Formula 1 revenue	358	272	181	116
Total Formula 1 revenue	$2,022	$2,022	$1,145	$1,145